EXHIBIT 21.1

NETWORKS ASSOCIATES, INC.
Consolidated Subsidiaries at December 31, 2002

Foreign and Domestic

1. Network Associates Holding Company, Inc.
2. Network Associates Technology, Inc.
3. Network Associates Australia Pty, Ltd.
4. Network Associates Software Development GmbH
5. Network Associates N.V.
6. Network Associates Do Brazil Ltda
7. Network Associates Canada Ltd.
8. Network Associates (Shanghai) Software Co. Ltd.
9. Network Associates (Denmark) ApS
10. NA Network Associates OY
11. Network Associates S.A.S.
12. Network Associates, GmbH
13. Network Associates (Hong Kong) Ltd.
14. Network Associates (India) Private Limited
15. Network Associates (Israel) Ltd.
16. Network Associates, S.r.l.
17. Network Associates Japan Co., Ltd.
18. Network Associates de Mexico S.A. de C.V.
19. Network Associates International, B.V.
20. Network Associates International Holdings, B.V.
21. Network Associates New Zealand Limited
22. Network Associates (NS) ULC
23. Network Associates (Poland) Sp. Z o.o.
24. Network Associates Software (Singapore) Pte Ltd.
25. Network Associates S.A. Unipersonal
26. Network Associates NA (Sweden) AB
27. Network Associates N.A. AB
28. Network Associates A.G.
29. Network Associates International, Ltd.
30. McAfee.com Delaware Holdings, Inc.
31. McAfee.com Delaware Holdings II, Inc.
32. McAfee.com Holdings Corporation
33. McAfee.com International Ltd.
34. McAfee.com Canada Corp. (NS ULC)
35. McAfee.com Limited
36. Dr Solomon’s Software, Inc.
37. Dr Solomon’s Group Ltd
38. Dr Solomon’s Ltd
39. Dr Solomon’s Software Ltd.
40. MyCIO.com, Inc.
41. NA Combination Company, Ltd.
42. NA NetTools Holding Company
43. Net Tools, Inc.
44. Net Tools, LLC
45. NetTools Network Associates (Pty) Ltd.
46. NetTools Company
47. NAI Chile Limitada
48. Inversiones NAI Guatemala S.A.
49. Bysupport S.A.
50. Bysupport de Costa Rica S.A.
51. Bysupport de El Salvador S.A.
52. Bysecure S.A.
53. Bysupport de Guatemala S.A.
54. Bysupport de Panama S.A.
55. QA Information Security OY
56. QA Information Security Holding AB